UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 3/5/10

STAR SCIENTIFIC, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-15324	52-1402131
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4470 Cox Road Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 527-1970

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sale of Equity Securities.
Item 3.03	Material Modification to Rights of Security Holders.

On March 5, 2010, Star Scientific, Inc. (the “Company”) entered into a Securities Purchase and Registration Rights Agreement (the “Agreement”) with certain accredited investors that were previously issued warrants (each a “Warrant Holder” and collectively, the “Warrant Holders”) exercisable into an aggregate amount of 3,649,007 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at an exercise price of $3.50 per share (the “Prior Warrants”).

Pursuant to the Agreement, the Company agreed to issue and sell to the Warrant Holders 3,649,007 shares of Common Stock in the aggregate at $1.05 per share and amend each of the Prior Warrants to adjust the exercise price thereof to $1.50 per share (the “Amended Warrants”) for gross proceeds to the Company of approximately $3,831,457 (collectively, the “Offering”). Other than the adjustment of the exercise price to $1.50 per share, the terms of the Amended Warrants are identical to terms of the Prior Warrants.

The Offering was made only to accredited investors, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Company relied on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereof and the rules and regulations promulgated thereunder.

The Common Stock is traded on the Nasdaq Global Market under the symbol “CIGX”. On March 4, 2010, the last reported sale price of the Common Stock was $1.03 per share.

The foregoing summary is qualified in its entirety by reference to the full text of the Agreement and Amended Warrants, copies of which is attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated by reference into each of Items 1.01, 3.02 and 3.03 hereof.

Item 9.01	Financial Statements and Exhibits.
(d)   Exhibits.

Exhibit No.	Description
10.1	Securities Purchase and Registration Rights Agreement, dated March 5, 2010, by and between Star Scientific, Inc. and the Investor party thereto.
10.2	Amended Warrant, dated March 5, 2010, by and between Star Scientific, Inc. and Iroquois Master Fund Ltd.
10.3	Amended Warrant, dated March 5, 2010, by and between Star Scientific, Inc. and Iroquois Capital, LP.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.
Date: March 5, 2010	By:	/s/ Paul L. Perito
Paul L. Perito
Chairman of the Board, President and Chief Operating Officer